UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment no. 5

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            PARADIGM VENTURES CORP.
(Name of small business issuer in its charter)

Nevada	1040	Applied for
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

PMB #2395 502 E John St Room E Carson City, NV 89706
702.425.4155
(Address and telephone number of principal executive offices)

PMB #2395 502 E John St Room E Carson City, NV 89706
(Address of principal place of business or intended principal place of business)

The McGeary Law Firm, P.C.405 Airport Fwy, #5 Bedford, Texas 76021
(817) 282-5886
(Name, address and telephone number of agent for service)

Copies of all communication to:

Paradigm Ventures Corp.
PMB #2395 502 E John St Room E Carson City, NV 89706

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

Ifany of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.	☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Dollar Amount to be registered	Number of Shares to be registered	Proposed maximum offering price per unit	Amount of registration fee
Common stock	$35,000.00	7,000,000	$0.005	$100

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Disclosure alternative used (check one): Alternative 1 ____  Alternative 2    X

Subject to Completion, Dated February 26, 2008

PROSPECTUS

PARADIGM VENTURES CORP.

7,000,000 Shares of Common Stock

The selling shareholder named in this prospectus is offering 7,000,000 shares of common stock of Paradigm Ventures Corp.  We will not receive any of the proceeds from the sale of these shares.  The shares were acquired by the selling shareholder directly from us in a private offering of our common stock that was exempt from registration under the securities laws.  The selling shareholder has set an offering price for these securities of $0.005 per share and an offering period of four months from the date of this prospectus.  See “Security Ownership of Selling Shareholder and Management” for more information about the selling shareholder.

Our common stock is presently not traded on any market or securities exchange.  The offering price may not reflect the market price of our shares after the offering.

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss.  See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Shares Offered by Selling Shareholder	Price To Public	Selling Agent Commissions	Proceeds to Selling Shareholder
Per Share	$0.005	Not applicable	$0.005
Minimum Purchase	$100	Not applicable	$100
Total Offering	$35,000.00	Not applicable	$35,000.00

Proceeds to the selling shareholder do not include offering costs, including filing fees, printing costs, legal fees, accounting fees, and transfer agent fees estimated at $10,000.  Paradigm Ventures Corp. will pay these expenses.

This Prospectus is dated February 26, 2008

Paradigm Ventures Corp.
PMB #2395 502 E John St Room E Carson City, NV 89706
702.425.4155

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
The Offering	3
Selected Financial Information	4
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	9
DILUTION	10
PLAN OF DISTRIBUTION	10
USE OF PROCEEDS TO ISSUER	11
DESCRIPTION OF BUSINESS	12
General	15
Sheep Mountain Prospect	16
Summary	16
Acquisition Details	16
Mining Claims	17
Land Status, Topography, Location and Access	17
Previous Operations and Exploration History	22
Geology of the Mineral Claims	22
Mineralization	23
Proposed Program of Exploration	24
Proposed Phase I and Phase II Programs	24
Compliance With Government Regulation	25
Employees	25
Plan of Operations	26
Results Of Operations	27
Liquidity And Capital Resources	27
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	27
REMUNERATION OF DIRECTORS AND OFFICERS	28
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS	28
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	29
SECURITIES BEING OFFERED	29
SEC POSITION ON INDEMNIFICATION	29
EXPERTS	30
AVAILABLE INFORMATION	33
REPORTS TO STOCKHOLDERS	31

PROSPECTUS SUMMARY

PARADIGM VENTURES CORP.

         Paradigm Ventures Corp. was organized under the laws of the State of Nevada on May 3, 2005, to explore mining claims and property in the state of New Mexico. As of the date of this prospectus, we have conducted only limited operations. We have staked out a prospect that contains 7 lode mining claims located in Luna County, New Mexico. We refer to these mining claims as the Sheep Mountain Prospect.

         Our plan of operation is to conduct mineral exploration activities on the Sheep Mountain Prospect in order to assess whether these claims have any potential for gold. The report of Leroy Halterman, a certified and registered geologist indicates that the Sheep Mountain Prospect represents a viable exploration target for a number of types of deposits. Our plan of operation is to conduct the first two phases of a staged exploration program on the Sheep Mountain Prospect. Our proposed exploration program is designed to explore for gold potential on these mineral claims. We are an exploration stage company and we cannot assure you that a commercially viable mineral deposit exists on our mineral claims.

       Since we are in the exploration stage, we have not yet realized any revenues from our planned operations. As of December 31, 2006, we had $931 in cash on hand and liabilities of NIL. Since our inception through December 31, 2006, we have incurred a net loss of ($15,569). We attribute our net loss to having no revenues to offset our operating expenses. Our working capital is not sufficient to enable us to complete any phases of our exploration program. Accordingly, we will require additional financing in order to complete the full exploration program described more fully in the section entitled, "Business and Properties."

         We are not a "blank check company," as we do not intend to participate in a reverse acquisition or merger transaction. A "blank check company" is defined by securities laws as a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Our offices are located at PMB #2395 502 E John St Room E Carson City, NV 89706 and our telephone number is 702.425.4155 .

The Offering

Securities offered	7,000,000 shares of common stock
Selling shareholder(s)	Scott Cabianca
Offering price	$0.005 per share
Shares outstanding prior to the offering	10,000,000 shares of common stock
Shares to be outstanding after the offering	10,000,000 shares of common stock
Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholder.

Selected Financial Information

The following summary financial data is derived from our audited financial statements for the period ended December 31, 2006, included elsewhere in this offering memorandum. We have prepared our financial statements in accordance with generally accepted accounting principles. Our results of operations for any interim period do not necessarily indicate our results of operations for the full year. You should read this summary financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Business," and our financial statements.

RISK FACTORS

         Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision.

Risks Related To Our Financial Condition And Business Model

         IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

         Our current operating funds are not sufficient to complete the first two phases of exploration of our mineral claims. Therefore, we will need to obtain additional financing in order to complete our business plan. We currently do not have any operations and we have no income. We do not have any arrangements for financing and we may not be able to find such financing if required. Obtaining additional financing would be subject to a number of factors, including investor acceptance of mineral claims and investor sentiment. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

               IF WE COMPLETE A FINANCING THROUGH THE SALE OF ADDITIONAL SHARES OF OUR COMMON STOCK, THEN SHAREHOLDERS WILL EXPERIENCE DILUTION.

         The most likely source of future financing presently available to us is through the sale of shares of our common stock. Any sale of common stock will result in dilution of equity ownership to existing shareholders. This means that if we sell shares of our common stock, more shares will be outstanding and each existing shareholder will own a smaller percentage of the shares then outstanding.

OUR COMPANY WAS RECENTLY FORMED AND WE HAVE NOT PROVEN THAT WE CAN GENERATE A PROFIT. IF WE FAIL TO GENERATE INCOME AND ACHIEVE PROFITABILITY, AN INVESTMENT IN OUR SECURITIES MAY BE WORTHLESS.

      We have no operating history and have not proved we can operate successfully. If we fail, your investment in our common stock will become worthless. From inception to December 31, 2006, we incurred a net loss of ($15,569.)

         We were organized under the laws of the State of Nevada, and have had no operations other than to sell shares to our one shareholder and to acquire rights to mining claims in New Mexico. As of the date of this prospectus, one shareholder holds our common stock. We face all of the risks inherent in a new business. The purchase of the securities offered hereby must therefore be regarded as the placing of funds at a high risk in a new or "start-up" venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject.

         BECAUSE WE ANTICIPATE OUR OPERATING EXPENSES WILL INCREASE PRIOR TO OUR OBTAINING REVENUES, WE EXPECT SIGNIFICANT LOSSES PRIOR TO ANY PROFITABILITY.

         Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate significant revenues from the exploration of our mineral claims and the production of minerals thereon, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we may not be able to generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

         OUR MINERAL CLAIMS HAVE NEVER BEEN EXPLORED. BECAUSE OF THE SPECULATIVE NATURE OF EXPLORATION OF MINING PROPERTIES, THERE IS SUBSTANTIAL RISK THAT NO COMMERCIALLY EXPLOITABLE MINERALS WILL BE FOUND AND OUR BUSINESS WILL FAIL.

        The search for valuable minerals as a business is extremely risky. Our mineral claims may not contain any potential for gold. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us in the exploration of our mineral claims may not result in the discovery of commercial quantities of diamonds. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

         MINERAL EXPLORATION IS HIGHLY SPECULATIVE, INVOLVES SUBSTANTIAL EXPENDITURES, AND IS FREQUENTLY NON-PRODUCTIVE.

         Mineral exploration involves a high degree of risk and exploration projects are frequently unsuccessful. Few prospects that are explored end up having reserves. To the extent that we continue to be involved in mineral exploration, the long-term success of our operations will be related to the cost and success of our exploration programs. We cannot assure you that our exploration efforts will be successful. The risks associated with mineral exploration include:

•	the identification of potential mineralization based on superficial analysis; and
•	the capital available for exploration and development.

         Substantial expenditures are required to determine if a prospect has economically mineable mineralization and it may take several years to establish proven and probably reserves. Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our properties do not contain any reserves, and any funds and time spent on exploration will probably be lost.

         BECAUSE OF THE INHERENT DANGERS INVOLVED IN MINERAL EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS.

         The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins, and other hazards against which we cannot insure or against which we may elect not to insure. The payment of such liabilities may have a material adverse effect on our financial position.

IF WE DO NOT CONDUCT MINERAL EXPLORATION ON OUR MINERAL CLAIMS AND KEEP THE CLAIMS IN GOOD STANDING, THEN OUR RIGHT TO THE MINERAL CLAIMS WILL LAPSE AND WE WILL LOSE EVERYTHING THAT WE HAVE INVESTED AND EXPENDED TOWARDS THESE CLAIMS.

         We must complete mineral exploration work on our mineral claims and keep the claims in good standing. If we do not fulfill our work commitment requirements on our claims or keep the claims in good standing, then our right to the claims will lapse and we will lose all interest that we have in these mineral claims.

        BECAUSE OF OUR LIMITED RESOURCES AND THE SPECULATIVE NATURE OF OUR BUSINESS, THERE IS A SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

        The report of our independent auditors, on our audited financial statements for the period ended December 31, 2006,indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern. Our continued operations are dependent on our ability to obtain financing and upon our ability to achieve future profitable operations from the development of our mineral properties. If we are not able to continue as a going concern, it is likely investors will lose their investment.

Risks Related To Our Market and Strategy

        BECAUSE OUR EXECUTIVE OFFICER HAS OTHER BUSINESS INTERESTS, HE MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS, CAUSING OUR BUSINESS TO FAIL.

Mr. Cabianca our executive officer and director, presently spends approximately 15 hours per week on business management services for our company. It is possible that the demands on Mr. Cabianca’s from other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business. In addition, he may not possess sufficient time for our business if the demands of managing our business increased substantially beyond current levels.

Risks Related To This Offering

         THERE IS A LACK OF A PUBLIC MARKET FOR OUR COMMON SHARES, WHICH LIMITS OUR SHAREHOLDERS' ABILITY TO RESELL THEIR SHARES OR PLEDGE THEM AS COLLATERAL.

         There is currently no public market for our shares, and we cannot assure you that a market for our stock will develop. Consequently, investors may not be able to use their shares for collateral or loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, investors may not be able to resell their shares at or above the price they paid for them or may not be able to sell their shares at all.

         REGULATIONS RELATING TO "PENNY STOCKS" MAY LIMIT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES AND, AS A RESULT, OUR SHAREHOLDERS MAY HAVE TO HOLD THEIR SHARES INDEFINITELY.

         If a market develops for our common stock, our common stock would, most likely, be subject to rules promulgated by the SEC relating to "penny stocks," which apply to non-NASDAQ companies whose stock trades at less than $5.00 per share or whose tangible net worth is less than $2,000,000. These rules require brokers who sell "penny stocks" to persons other than established customers and "accredited investors" to complete certain documentation, make suitability inquiries of investors, and provide investors with certain information concerning the risks of trading in the security. These rules may discourage or restrict the ability of brokers to sell our common stock and may affect the secondary market for the common stock.

         SINCE NEITHER THE SOLE OFFICER NOR THE PRINCIPAL AND SELLING SHAREHOLDER IS A UNITED STATES RESIDENT, IT MAY BE DIFFICULT TO ENFORCE ANY LIABILITIES AGAINST THEM.

Mr. Cabianca, our sole officer and director and our principal and selling shareholder, resides in British Columbia, Canada. Accordingly, if events should occur that give rise to any liability on his part, shareholders would likely have difficulty in enforcing such liabilities. If a shareholder desired to sue him, shareholders would have to serve him with a summons and complaint. Even if personal service is accomplished and a judgment is entered against that person, the shareholder would then have to locate assets of that person, and register the judgment in the foreign jurisdiction where assets are located.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. We use words such as "anticipate", "expect", "intend", "plan", "believe", "seek" and "estimate", and variations of these words and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the preceding "Risk Factors" section and elsewhere in this prospectus.

         These forward-looking statements address, among others, such issues as:

▪	the amount and nature of future exploration, development and other capital expenditures,

▪	mining claims to be drilled,

▪	future earnings and cash flow,

▪	development projects,

▪	exploration prospects,

▪	drilling prospects,

▪	development and drilling potential,

▪	business strategy,

▪	expansion and growth of our business and operations, and

▪	our estimated financial information.

        These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance and financial condition to differ materially from our expectation.

         Consequently, these cautionary statements qualify all of the forward-looking statements made in this prospectus. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they would have the expected effect on us or our business or operations.

DILUTION

         The common stock to be sold by the selling shareholder is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PLAN OF DISTRIBUTION

         The selling shareholder may sell some of all of his common stock in one or more transactions, including block transactions:

•	on such public markets or exchanges as the common stock may from time to time be trading;
•	in privately negotiated transactions;
•	through the writing of options on the common stock;
•	in short sales; or
•	in any combination of these methods of distribution.

         The selling shareholder has set an offering price for these securities of $0.005 per share, a minimum purchase of 20,000 shares ($100.00), and an offering period of four months from the date of this prospectus.

         The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In the event of the transfer by the selling shareholder of his shares to any pledgee, donee, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective registration statement in order to name the pledgee, donee, or other transferee in place of the selling shareholder who has transferred his shares.

         The selling shareholder may also sell his shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholder or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholder will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholder, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholder.

         If, after the date of this prospectus, the selling shareholder enters into an agreement to sell his shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

         The selling shareholder, Scott Cabianca, and any broker-dealers or agents that are involved in selling the shares are deemed to be "underwriters" in connection with such sales according to SEC rules and regulations.

    We are bearing all costs relating to the registration of the common stock, which are estimated at $10,000. The selling shareholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

         We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholder may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

         We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In order for us to continue with our mineral exploration program, we will at some point in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

         The selling shareholder must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, he must comply with applicable law and may, among other things:

•	Not engage in any stabilization activities in connection with our common stock;
•	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
•	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

USE OF PROCEEDS TO ISSUER

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholder.

DESCRIPTION OF BUSINESS

Glossary of Mining Terms

Archean
Of or belonging to the earlier of the two divisions of Precambrian time, from approximately 3.8 to 2.5 billion years ago, marked by an atmosphere with little free oxygen, the formation of the first rocks and oceans, and the development of unicellular life. Of or relating to the oldest known rocks, those of the Precambrian Eon, that are predominantly igneous in composition.

Assaying	Laboratory examination that determines the content or proportion of a specific metal (ie: gold) contained within a sample. Technique usually involves firing/smelting.

Conglomerate
A coarse-grained clastic sedimentary rock, composed of rounded to subangular fragments larger than 2 mm in diameter (granules, pebbles, cobbles, boulders) set in a fine-grained matrix of sand or silt, and commonly cemented by calcium carbonate, iron oxide, silica, or hardened clay; the consolidated equivalent of gravel. The rock or mineral fragments may be of varied composition and range widely in size, and are usually rounded and smoothed from transportation by water or from wave action.

Cratons	Parts of the Earth's crust that have attained stability, and have been little deformed for a prolonged period.

Development Stage
A “development stage” project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

Dolomite Beds	Dolomite beds are associated and interbedded with limestone, commonly representing postdepositional replacement of limestone.

Doré	unrefined gold bullion bars containing various impurities such as silver, copper and mercury, which will be further refined to near pure gold.

Dyke or Dike	A tabular igneous intrusion that cuts across the bedding or foliation of the country rock.

Exploration Stage	An “exploration stage” prospect is one which is not in either the development or production stage.

Fault
A break in the continuity of a body of rock. It is accompanied by a movement on one side of the break or the other so that what were once parts of one continuous rock stratum or vein are now separated. The amount of displacement of the parts may range from a few inches to thousands of feet.

Feldspathic	Said of a rock or other mineral aggregate containing feldspar.

Fold	a curve or bend of a planar structure such as rock strata, bedding planes, foliation, or cleavage

Foliation	A general term for a planar arrangement of textural or structural features in any type of rock; esp., the planar structure that results from flattening of the constituent grains of a metamorphic rock.

Formation	a distinct layer of sedimentary rock of similar composition.

Gabbro
A group of dark-colored, basic intrusive igneous rocks composed principally of basic plagioclase (commonly labradorite or bytownite) and clinopyroxene (augite), with or without olivine and orthopyroxene; also, any member of that group. It is the approximate intrusive equivalent of basalt. Apatite and magnetite or ilmenite are common accessory minerals.

Geochemistry	the study of the distribution and amounts of the chemical elements in minerals, ores, rocks, solids, water, and the atmosphere.

Geophysicist	one who studies the earth; in particular the physics of the solid earth, the atmosphere and the earth’s magnetosphere.

Geotechnical	the study of ground stability.

Gneiss
A foliated rock formed by regional metamorphism, in which bands or lens-shaped strata or bodies of rock of granular minerals alternate with bands or lens-shaped strata or bodies or rock in which minerals having flaky or elongate prismatic habits predominate.

Granitic	Pertaining to or composed of granite.

Heap Leach
a mineral processing method involving the crushing and stacking of an ore on an impermeable liner upon which solutions are sprayed that dissolve metals such as gold and copper; the solutions containing the metals are then collected and treated to recover the metals.

Intrusions	Masses of igneous rock that, while molten, were forced into or between other rocks.

Kimberlite	A blue/gray igneous rock that contains olivine, serpentine, calcite and silica and is the principal original environment of diamonds.

Lamproite	Dark-colored igneous rocks rich in potassium and magnesium.

Lithospere	The solid outer portion of the Earth.

Mantle	The zone of the Earth below the crust and above the core.

Mapped or Geological	the recording of geologic information such as the distribution and nature of rock

Mapping	units and the occurrence of structural features, mineral deposits, and fossil localities.

Metavolcanic	Said of partly metamorphosed volcanic rock.

Migmatite	A composite rock composed of igneous or igneous-appearing and/or metamorphic materials that are generally distinguishable megascopically.

Mineral	a naturally formed chemical element or compound having a definite chemical composition and, usually, a characteristic crystal form.

Mineralization	a natural occurrence in rocks or soil of one or more metal yielding minerals.

Mineralized Material	The term “mineralized material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

Mining
Mining is the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product. Exploration continues during the mining process and, in many cases, mineral reserves are expanded during the life of the mine operations as the exploration potential of the deposit is realized.

Outcrop	that part of a geologic formation or structure that appears at the surface of the earth.

Pipes	Vertical conduits.

Plagioclase	Any of a group of feldspars containing a mixture of sodium and calcium feldspars, distinguished by their extinction angles.

Probable Reserve
The term “probable reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

Production Stage	A “production stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

Proterozoic
Of or relating to the later of the two divisions of Precambrian time, from approximately 2.5 billion to 570 million years ago, marked by the buildup of oxygen and the appearance of the first multicellular eukaryotic life forms.

Reserve
The term “reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility study done to bankable standards that demonstrates the economic extraction. (“Bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tonnes and grade to include diluting materials and allowances for losses that might occur when the material is mined.

Sedimentary	Formed by the deposition of sediment.

Shear	a form of strain resulting from stresses that cause or tend to cause contiguous parts of a body of rock to slide relatively to each other in a direction parallel to their plane of contact.

Sill	A concordant sheet of igneous rock lying nearly horizontal. A sill may become a dike or vice versa.

Strike	the direction or trend that a structural surface, e.g. a bedding or fault plane, takes as it intersects the horizontal.

Strip	to remove overburden in order to expose ore.

Till
Generally unconsolidated matter, deposited directly by and underneath a glacier without subsequent reworking by meltwater, and consisting of a mixture of clay, silt, sand, gravel, and boulders ranging widely in size and shape.

Unconformably	Not succeeding the underlying rocks in immediate order of age or not fitting together with them as parts of a continuous whole.

Vein	a thin, sheet like crosscutting body of hydrothermal mineralization, principally quartz.

Wall Rock	the rock adjacent to a vein.

General

         We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We have staked out a prospect that contains 7 lode mining claims located in Luna County, New Mexico. We refer to these mining claims as the Sheep Mountain Prospect. Our plan of operation is to conduct mineral exploration activities on the Sheep Mountain Prospect in order to assess whether these claims have any potential for gold. The report of Leroy Halterman, a certified and registered geologist indicates that the Sheep Mountain Prospect represents a viable exploration target for a number of types of deposits. Our plan of operation is to conduct the first two phases of a staged exploration program on the Sheep Mountain Prospect. Our proposed exploration program is designed to explore for gold potential on these mineral claims. We are an exploration stage company and we cannot provide assurance to investors that our mineral claims contain a commercially exploitable mineral deposit, or reserve, until appropriate exploratory work is done and an economic evaluation based on such work concludes economic feasibility.

Gold
Gold has two primary uses: product fabrication and bullion investment. Fabricated gold has a variety of end uses, including jewelry, electronics, dentistry, industrial and decorative uses, medals, medallions and official coins. Gold investors purchase gold bullion, official coins and high-carat jewelry. The worldwide supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, financial institutions, industrial organizations and private individuals. The price of gold is volatile and is affected by numerous factors beyond our control such as the sale or purchase of gold by various central banks and financial institutions, inflation or deflation, fluctuation in the value of the US dollar and foreign currencies, global and regional demand, and the political and economic conditions of major gold-producing countries throughout the world.

Sheep Mountain Prospect

Summary

The Sheep Mountain prospect represents a disseminated, epithermal gold prospect with deeper replacement manto potential as well as porphyry copper and molybdenum potential.  The prospect contains 7 lode mining claims and is located in western Luna County, New Mexico, approximately 15 miles south of Gage, New Mexico in the Klondike Hills (Figure 1). The Klondike Hills are at the northern edge of the Cedar Mountain of southwestern New Mexico. The closest major inhabitation is the city of Deming, New Mexico 45 miles to the northeast. Rocks on the property consist of the Mississippian to Ordovician limestone, dolomites and shales and minor Tertiary felsic volcanics.  These rocks have been structurally deformed by both thrust and normal faults and altered and mineralized with heavy and precious metals.

In early May,Leroy Halterman, a certified and registered geologist and representing us located 7 lode-mining claims on our behalf. This was based on his knowledge of the area from previous work that had been done on the property.  Sampling in the early 1980’s on the property by other companies indicated a large area of anomalous pathfinder elements including arsenic and antimony in addition to anomalous gold and silver. We have not performed any sampling or other geological work on the property. The earlier sampling in the area of the claims has yielded samples as high as 4.2 grams of gold and 460 grams of silver per ton. In addition to gold, these samples were assayed for silver, molybdenum, arsenic and antimony. The associated anomalous elements such as gold along with high arsenic and antimony are considered to be characteristic of the low temperature hydrothermal systems. This type of system deposited many of the world’s largest gold deposit including those that are found in Nevada.

The Sheep Mountain Prospect has the potential for deposits other than disseminated gold.  Some of the samples were highly anomalous in molybdenum adding to the speculation that this mineralization may be associated with a porphyry copper-molybdenum deposit in the valley just south and possibly under the SMC claims.  This type of deposit has been found 10 miles north in the valley next to Victorio Peak.  At Victorio Peak manto type of lead, copper, silver and gold deposits were formed in the Fusselman Limestone that lies directly below the Percha Shale.  The same type of geology exists on the SMC claims along with some evidence of higher temperature mineralization that would help form this type of deposits.

Acquisition Details

Under the United States Mining Law of 1872, land can be claimed for minerals by distinctly marking the location on the ground so that its boundaries can be readily traced and making a record of the name or names of the locators, date of location, and a description of the claim or claims located by reference to some natural object or perm anent monument that will identify the claim. In addition, State law requires the monumentation of claims by corner posts, and in some cases, side and end center posts. A copy of a location notice must be placed at the point of discovery and the location notice must be recorded with the recorder of the county in which the claim is situated. The Federal Land Policy and Management Act of 1976 requires that claim location documents also be filed with appropriate offices of the Bureau of Land Management.

In 2005, the availability of the property known as Sheep Mountain Prospect was brought to our attention. Based on geological expertise, Mr. Leroy Halterman detailed the potential the property held for hosting gold bearing rock and that it warranted further exploration. Pursuant to Federal Law and State Law, we requisitioned Mr. Halterman to stake and register the property in the name of Paradigm Ventures Corp as unpatented lode mining claims.  Either an annual assessment work in excess of $100 per claim along with appropriate filing must be done or an annual maintenance fee payable to the Federal government of $125 per claim is required. Thus a total payment of $875 per year for the entire claim block is required to keep the claims valid.

Mining Claims

The Sheep Mountain prospect represents a viable exploration target for a number of types of deposits.  It has favorable host rocks, structure, alteration and related gold, silver and molybdenum mineralization. In addition to the geology, it is located an in area where significant mineral deposits have been located and produced over the last 100 years.

The Sheep Mountain prospect is like many prospects that lack sufficient exploration during the mid 1980’s when the decline of precious and base metal prices forced companies to cut back or eliminate exploration expenditures.  Previous work on the property did not invalidate any of the suppositions as to the prospect’s models and potential.  Rather they increased the knowledge of the property and elevated it as a prospect.  This property is of Merit and warrants additional financial expenditure and exploration.

Land Status, Topography, Location and Access

The "SMC" claim block consists of 7 unpatented mining claims covering approximately 140 acres of BLM land and minerals (Figure 2).  These 7 contiguous claims lie within Section 21 and 22 Township 26 South and Range 13 West. They are not subject to any royalty but either an annual assessment work in excess of $100 per claim along with appropriate filing must be done or an annual maintenance fee payable to the Federal government of $125 per claim is required. Thus a total payment of $875 per year for the entire claim block is required to keep the claims valid.

Access to the Sheep Mountain Prospect is obtained by traveling west from Deming on Interstate 10 to Gage, New Mexico and then south on a county road which turns to the west along the southern margin of the Klondike Hills and traverses the southern edge of the property (Figure 3).  From this point several ranch roads lead into the claim block.  The topography of the area consist of hills of low to moderate relief, which have been dissected by erosion.  Access within the area is good.  Vegetation is sparse consisting of short grasses, cacti and scattered junipers.  The primary use of the surface is cattle grazing.

Sheep Mountain
5000
5018
4917
22
4850
5269
050
4800
SMC #1
SMC #2
SMC #3
SMC #4
SMC #5
SMC #6
SMC #7
4974
Prospect
4800
4820
27

Paradigm Venture Corp.
SMC Claim Block

Sections 21 & 22, T26 S, R13W
Luna County, New Mexioc

TN MN 10½°

Scale 1"=1000'

Previous Operations and Exploration History

The Klondike Hills were included in an old mining district designated as the Carrizalillo-Cedar district. This district extended in a northwest-southeast belt and included the Cedar Mountains and Klondike Hills in the northwest and the Carrizalillo Hills in the southeast. There are numerous prospect pits and shallow shafts on the property, particularly in Section 21, 22 and 27 within and near the claim block. The early work concentrated on fault structures, along which jasperoid and/or gossan-like iron-rich mineralization were deposited.

Energy Reserves Group, Minerals Division, initially investigated the Sheep Mountain Prospect during regional reconnaissance work in southwestern New Mexico in June of 1981. At that time it was noted that the geology in the area was favorable for disseminated precious metal mineralization as well as other types of deposits. Anomalous arsenic values were obtained from the initial sampling program and the area was slated for further investigation. A subsequent evaluation yielded not only high values of the pathfinder elements but also anomalous gold, silver and some associated base metals that resulted in the staking of the PAL claim block. Energy Reserve suffered financial difficulty as a result of falling oil and gas prices and was forced it to abandon its minerals program and farmed out this property to another company.

This company performed further sampling and drilled one 494 foot deep hole.  The drill hole was located in the northern portion of the PAL claim block and on of the SMC claims.  It bottomed in silicified dolomite not reaching the target Fusselman below the Percha Shale but it did intercept anomalous gold between 70 and 300 feet and anomalous silver from 240 to 340 feet. In their report they noted that they had unknowingly placed the drill hole on the down-thrown side of a fault that was later mapped.  In this report they stated that they would not have drilled the hole there if they had known about the fault.  However, it is interesting is that they did intercept a significant thickness of anomalous gold and silver mineralization and that they had two hundred feet of silicification in the bottom of the hole.  This may indicated that they were nearing an intrusive body that may have been mineralized such as in the copper-molybdenum porphyry model.

Geology of the Mineral Claims

The Klondike Hills lay at the northern edge of the Cedar Mountains and are considered to be a part of the same structural trend (Figure 4). The Cedar Mountains are a northwest trending Basin and Range structure bounded by high angle normal faults. Exposures in the Cedar Mountains consist of Tertiary volcanic and intrusive rocks with one small window of Paleozoic and Cretaceous rocks exposed. A valley that parallels the northern edge of the volcanic pile separates the Klondike Hills from the main body of the Cedar Mountains. Exposures in the Klondike Hills consist of Paleozoic strata of Ordovician through Mississippian age and a few exposures of Precambrian rocks that are present in the center of the hills. Tertiary volcanic rocks are exposed northwest of the prospect area and a small exposure of an intrusive is also present within the prospect area.

Rocks outcropping within the Sheep Mountain Prospect area include the Ordovician El Paso Formation, the Ordovician Montoya Group, the Silurian Fusselman Dolomite, the Devonian Percha Shale, the Mississippian Keating Formation, and the Tertiary intrusive unit mentioned above.

The El Paso Formation consists of thin to medium-bedded limestone with argillaceous and silty intervals. It is the primary target formation on the property. Extensive jasperoid development and argillic alteration has been noted in the formation occurring in association with fault structures.

The El Paso Formation is overlain by the Montoya Group, which is divided into four formations of predominantly dolomitic composition. Thin-bedded sediments in the upper formation of this group may also have some potential as a host rock.

The Silurian Fusselman dolomite, a fine-grained, massive dolomite overlies the Montoya Group. The Fusselman has been included with the Montoya Group on the geologic map, Figure 4, as it has been on previously published geologic maps of the area.

The Devonian Percha Shale is green-gray shale seen in a small, poorly exposed outcrop near the southern edge of the prospect and in tailings from a relatively shallow shaft on the southeastern edge of the prospect. The Percha Shale is also a potential host rock in this area.

The lower part of the Mississippian Keating Formation (the lower member of the Escabrosa Group) consists of medium-bedded limestone exposed at a small outcrop near the southern edge of the prospect. Jasperoid has developed along a structure in the Keating in this area.

Structurally, the Klondike Hills are quite complex. The area lies within the east-southeast trending Laramide overthrust belt of southwestern New Mexico. The complex relationships among the units exposed is due to a series of relatively flat-lying thrust plates in which upper plate Ordovician and Silurian rocks have been thrust over each other and over lower plate Devonian and Mississippian strata. These thrust slices have in turn been broken by two sets of Tertiary high angle normal faults that trend northeast and northwest.  To complicate matters further, the area also lies along the west trending Texas lineament. The Texas lineament is a very old zone of weakness that extends to the basement and which has added an east-west trending strike-slip component to the deformation of the strata in the area.

Mineralization

Mineralization and alteration found at the Sheep Mountain Prospect consists of jasperoid, argillic alteration, silicification and iron staining of thin-bedded sediments and development of iron-rich, gossan-like material. Copper, fluorite, calcite, barite and iron mineralization was also noted in silicified rock found on the dump of a shallow shaft that was sunk on a structure on the southeast side of the property.

The jasperoid at the Sheep Mountain Prospect frequently contains visible blades of barite. Jasperoid occurs over a wide area on the property, both along high angle Basin and Range structures and along the planes of the low angle thrust faults. Jasperoid appears to form most readily in the EI Paso limestone, but also occurs in the dolomites of the Montoya Group. Silica appears to have migrated easily through the reactive EI Paso limestones and has replaced the rock for some distance beyond the major structures. In contrast, the dolomites of the Montoya Group appear to have been less reactive and silica replacement occurs only in narrow bands along the structures that served as conduits for mineralizing solutions.

The occurrence of the iron-rich gossan-like mineralization also appears to be confined closely to structures, primarily the Basin and Range structures on the south side of the property. This mineralization occurs in addition to and in association with jasperoid development along these structures and can be seen in the dump material.

Argillic alteration was noted in thin-bedded units of the El Paso Formation in several locations and partial silicification of argillically altered sediments that also occurred in several places. Silicification of thin-bedded El Paso sediments can often be found beneath jasperoid outcrops where hematitic and limonitic staining occurs in conjunction with the argillic alteration and silicification. Silicification, brecciation, and calcite veining was noted in the Percha Shale on the dump of a shallow shaft on the southeast side of the property.

The primary drilling target on the Sheep Mountain Prospect is the El Paso limestone. Thin-bedded El Paso sediments dip into major structures in several areas on the property where alteration and mineralization have been observed. Consequently, several target areas may be tested where the EI Paso Formation could serve as a host for ore-grade mineralization.

The Percha Shale may also be a drilling target on the southeast side of the property. Although this area is less well exposed, the fissile shales of the Percha may prove to be an excellent host rock where the formation dips into mineralized structures.  In other districts in southern New Mexico the Percha has served as a dam for upward migrating hydrothermal fluid forcing the fluid to migrate and precipitate ore bodies in the underlying Fusselman Limestone.  One example of this type of mineralization is 10 miles north in the Victorio mining district.

Drilling depths to the precious metals mineralized zones within these units are expected to be shallow and should not exceed 400 feet.  However, should the initial work indicate that porphyry copper-molybdenum deposit exists than deeper holes may be required to test this target.

Proposed Program of Exploration

We engaged a geologist, Mr. Halterman, to conduct the first step in evaluating the Sheep Mountain Prospect. The evaluation report concludes that the property merits exploration and evaluation. He concluded the Sheep Mountain Prospect warrants additional work because the areas where alteration and anomalous precious metals rock samples were found have not been adequately evaluated. There has not been any trench sampling or drilling.  To date the only drilling has been one misplaced drill hole. A two-phase program is recommended with the second phase depending upon the successful results of the first phase.  Trenching refers to the process in which an area and material to be sampled is channeled in one direction with a shovel or by earth moving equipment, and the material for the sample is taken at regular intervals along the channel.  The procedure is repeated with several other channels in different directions until a sample of the proper size has been secured.  Drilling refers to a method of sampling a deposit by means of a drill or borehole.  The boreholes will be located in areas where favorable structure and mineralization exists and drill at an angle to intercept the target across its strike and at the most favorable depth. Geochemical sampling refers to the search for economic mineral deposits by detection of abnormal or anomalous concentrations of base elements or complexes containing these elements in surface materials or material within a few feet of the surface.

The first phase will include conventional soil sampling on specified grids.  Conventional soil sampling means taking soil sample from specified areas in the SMC claim block. These samples will be taken a few feet below the surface in areas mapped out in advance.

Based upon the results of the Phase I program a drilling program will take place to test the existing anomalies and those disclosed during the Phase I program.  The proposed programs are presented below.

Proposed Phase I and Phase II Programs

Phase I.  The Phase I program will be limited to defining drill targets for the Phase II program.  It is anticipated to cost approximately $14,000.  The following discussion gives a brief description of the Phase I program.

1. Additional mapping and sampling to confirm earlier sampling and to better target drill holes to test untested mineralized areas of the SMC claim block.

2. Perform close spaced geochemical soil sampling across the entire staked area. This type of sampling would collect samples from approximately 1-2 feet below the surface and have them tested for gold, silver, molybdenum antimony, mercury and arsenic.

The Quaternary gravel that covers the central portion of the prospect may limit the usefulness of conventional soil geochemistry but test grids will have to be surveyed, sampled and analyzed to determine its usefulness.  Quaternary refers to a geologic period following the Tertiary Age beginning 2 to 3 million years ago and extending to the present

Cost Estimates Phase I Program

Item	Estimated Cost
Soil Samples 150, average $30/Sample	$4,500
Rock samples 50 samples @ $30/ sample	1,500
Sampling supplies 200 samples @ $2.00/ sample	400
Geologist, 12 days @ $400/day	4,800
Per diem 12 days @ $100/day	1,200
Vehicle Mileage 2,000 @ $.50 / Mile	1,000
Miscellaneous and field supplies	600
Total Phase I Cost	$14,000

Phase II Program.  The Phase II program is estimated to cost approximately $53,000 and will involve the drill testing of strong rock and soil geochemical anomalies.  A geochemical anomaly refers to a concentration of one or more elements in rock, soil, sediment, vegetation, or water that is markedly higher or lower than background. In addition to testing the geochemical anomalies, geological mapping will generate other drill targets that may not be highly mineralized at the surface but will still warrant testing with several drill holes. These holes should be drilled to a depth of 300 to 400 feet or until the geological target has been intercepted.

Cost Estimates Phase II Program

Item	Estimated Cost
Drilling
Mineralized Outcrops and soil anomalies, 2holes 400 ft. each /$25.00/ft	$20,000
Test Geological targets 2 holes 350 ft each./ $25.00/ft	17,500
Assaying, 200 samples $30	6,000
Geologist 28 days @ $400/ day	5,100
Per Diem 28 days @ $100/ day	1,400
Vehicle 5000 miles @$.50/mile	2,500
Miscellaneous	1,500
Total Phase II Cost	$53,000

Compliance With Government Regulation

         We will be required to conduct all mineral exploration activities in accordance with the state and federal regulations. Such operations are subject to various laws governing land use, the protection of the environment, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, well safety and other matters.  Unfavorable amendments to current laws, regulations and permits governing operations and activities of resource exploration companies, or more stringent implementation thereof, could have a materially adverse impact and cause increases in capital expenditures which could result in a cessation of operations.  We have had no material costs related to compliance and/or permits in recent years, and anticipate no material costs in the next year. We will not be required to obtain a permit in order to conduct Phases 1 and 2 of our proposed exploration program.

Employees

         We have no employees other than our sole director and officer who as of the date of this prospectus is serving without compensation. We anticipate that we will be conducting most of our business through agreements with consultants and third parties.

Plan of Operations

Our business plan is to proceed with the exploration of the Sheep Mountain Prospect to determine whether there is any potential for gold or other metals located on the property comprising the mineral claims. We have decided to proceed with the two phases of a staged exploration program recommended by the geological report. We anticipate that these phases of the recommended geological exploration program will cost approximately $14,000 and $53,000.00 respectively. We had $931 in cash reserves as of December 31, 2006. The lack of cash has kept us from conducting any exploration work on the property.

We are looking to proceed with the two phases of the exploration program with financing from Scott Cabianca, our principal shareholder. On June 1, 2005 Mr. Cabianca gave a written commitment to loan us $125,000 at 5% per annum for a period of two years. Mr. Cabianca's commitment may not be enforceable, as we have not given any consideration to him to make it a binding agreement. However, we believe it likely that Mr. Cabianca will fulfill this commitment, as he is the only shareholder and would benefit the most from the continued existence of the company. Should Mr. Cabianca not provide us with the funds necessary to cover our operating expenses, the company in all likelihood would cease to exist.

We will commence Phase 1 of the exploration program once we receiving funding.  Phase 2 would commence after completion of the Phase 1 program. As such, we anticipate that we will incur the following expenses over the next twelve months:

•	$875.00 to be paid to the Federal government to claims valid;
•	$14,000.00 in connection with the completion of Phase 1 of our recommended geological work program;
•	$53,000.00 in connection with the completion of Phase 2 of our recommended geological work program; and
•
$10,000 for operating expenses, including professional legal and accounting expenses associated with compliance with the periodic reporting requirements after we become a reporting issuer under the Securities Exchange Act of 1934, but excluding expenses of the offering.

         If we determine not to proceed with further exploration of our mineral claims due to a determination that the results of our initial geological program do not warrant further exploration or due to an inability to finance further exploration, we plan to pursue the acquisition of an interest in other mineral claims. We anticipate that any future acquisition would involve the acquisition of an option to earn an interest in a mineral claim as we anticipate that we would not have sufficient cash to purchase a mineral claim of sufficient merit to warrant exploration. This means that we might offer shares of our stock to obtain an option on a property. Once we obtain an option, we would then pursue finding the funds necessary to explore the mineral claim by one or more of the following means:  engaging in an offering of our stock; engaging in borrowing; or locating a joint venture partner or partners.

Results Of Operations

         We have not yet earned any revenues. We anticipate that we will not earn revenues until such time as we have entered into commercial production, if any, of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover commercially exploitable levels of mineral resources on our properties, or if such resources are discovered, that we will enter into commercial production of our mineral properties.

Liquidity And Capital Resources

We are bearing all costs relating to the registration of the common stock, which are estimated at $10,000.
The selling shareholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

         We are paying the expenses of the offering because we seek to (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of our existing shareholder may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board. We have not yet determined whether we will separately register our securities under Section 12 of the 1934 Act.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Information about our sole director and executive officer follows:

NAME	AGE	POSITION AND TERM OF OFFICE

Scott Cabianca	35	President, Secretary, Treasurer and sole director since inception

           Our Bylaws provide for a board of directors ranging from 1 to 12 members, with the exact number to be specified by the board. All directors hold office until the next annual meeting of the stockholders following their election and until their successors have been elected and qualified. The board of directors appoints officers. Officers hold office until the next annual meeting of our board of directors following their appointment and until their successors have been appointed and qualified.

         Set forth below is a brief description of the recent employment and business experience of our sole director and executive officer:

Mr. Cabianca has over ten years of business experience related to precious and base metal exploration.  Mr. Cabianca owns and operates a private consulting business that provides services to various companies throughout North America. This has included geological fieldwork, consultative services and administrative duties.

Academic Background:  Mr. Cabianca has the following academic credentials:

•	B.A. (honors) in the field of Political Science from the University of Alberta
•	M.A.(ip) in the field of Political Science from the University of British Columbia
•	Professional Diploma in Renewable Resource Mmg from the British Columbia Institute of Technology.

REMUNERATION OF DIRECTORS AND OFFICERS

     The following table sets forth the remuneration of our sole director and officer for the period from inception through December 31 2006:

NAME OF INDIVIDUAL	CAPACITIES IN WHICH REMUNERATION WAS RECEIVED	AGGREGATE REMUNERATION
Scott Cabianca	Sole executive officer	$-0-

         We have no employment agreements with our executive officers. We do not pay compensation to our directors for attendance at meetings. We reimburse the directors for reasonable expenses incurred during the course of their performance.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table lists the share ownership of persons who, as of the date of this prospectus owned of record or beneficially, directly or indirectly, more than five percent (5%) of the outstanding common stock, and our sole officer and director:

NAME AND ADDRESS OF OWNER	SHARES OWNED PRIOR TO OFFERING	SHARES TO BE OFFERING FOR S ELLING SHAREHOLDER'S ACCOUNT	SHARES TO BE OWNED UPON COMPLETION OF OFFERING	PERCENTAGE OF CLASS (1)
				BEFORE OFFERING	AFTER OFFERING
Scott Cabianca(2) PMB #2395 502 E John St Room E Carson City, NV 89706	10,000,000	7,000,000	3,000,000	100%	30%

(1)	This table is based on 10,000,000 shares of common stock outstanding
(2)	Scott Cabianca may be deemed to be the promoter of our company

As of the date of this prospectus, Mr. Cabianca was our only shareholder.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

    As of the date of this prospectus, other than the transaction described above, there are no, and have not been since inception, any material agreements or proposed transactions, whether direct or indirect, with any of the following:

•	any of our directors or officers;
•	any nominee for election as a director;
•	any principal security holder identified in the preceding "Security Ownership of Selling Shareholder and Management" section; or
•	any relative or spouse, or relative of such spouse, of the above referenced persons.

SECURITIES BEING OFFERED

         We are authorized to issue up to 75,000,000 shares of common stock, par value $0.001 per share, and we are not authorized to issue preferred stock.

Common Stock

         The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the voting shares are able to elect all of the directors.

        Subject to preferences that may be granted, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore as well as any distributions to the stockholders. We have never paid cash dividends on our common stock, and do not expect to pay such dividends in the foreseeable future.

         In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all of our assets. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

Transfer Agent And Registrar

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 17 Battery Place, New York, NY 10004-1123 serves as the transfer agent and registrar for our common stock.

SEC POSITION ON INDEMNIFICATION

         Our bylaws provide that each officer and director of our company shall be indemnified by us against all costs and expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she may be involved or to which he or she may be made a party by reason of his or her being or having been such director or officer, except in relation to matters as to which he or she has been finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

         The indemnification provisions of our bylaws diminish the potential rights of action, which might otherwise be available to shareholders by affording indemnification against most damages and settlement amounts paid by a director in connection with any shareholders derivative action. However, there are no provisions limiting the right of a shareholder to enjoin a director from taking actions in breach of his fiduciary duty, or to cause the Company to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken. Also, because the Company does not presently have directors' liability insurance and because there is no assurance that we will procure such insurance or that if such insurance is procured it will provide coverage to the extent directors would be indemnified under the provisions, we may be forced to bear a portion or all of the cost of the director's claims for indemnification under such provisions. If we are forced to bear the costs for indemnification, the value of our stock may be adversely affected.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Aaron D. McGeary Attorney will pass upon certain matters relating to the legality of the common stock offered hereby for us.

EXPERTS

Our audited financial statements as of December 31, 2006 have been audited by MOORE & ASSOCIATES, Chartered, as set forth in its report. The financial statements have been included in reliance upon the authority of MOORE & ASSOCIATES, Chartered as experts in accounting and auditing.

Item 5. Previous independent accountants

(i) On May 16, 2006, Paradigm Ventures, Inc. (the "Company"), was notified by Shelley International CPA , its independent accountants, that effective as of the year ended December 31, 2005, Shelly International CPA declined to stand for re-appointment as the Company's independent accountants for the 2006 fiscal year.

(ii) Except for a "Going Concern" disclaimer issued by the Company's accountants in connection with the audit of the Company’s financial statements for the period from May 3, 2005 (inception) to October 31, 2005, (the  "Period"), the reports of Shelly International CPA on the financial statements contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

(iii) In connection with its audits for the Period and up to the date of this Current Report, there have been no disagreements with Shelly International CPA on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Shelly International CPA would have caused them to make reference thereto in their report on the financial statements for such years.

(iv) During the Period and up to the date of this Current Report, the former accountant did not advise the Company with respect to items listed in Regulation S-B Item 304(a)(1)(iv)(B)).

(v) The Company has requested that Shelly International CPA furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed with this Current Report as exhibit #16.1.

(b) New independent accountants

The Company engaged Moore and Associates, as its new independent accountants effective as of February 1, 2007. During the Period and through the date of this Current Report, the Company has not consulted with Moore and associates regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that Moore and associates concluded was an important factor considered by the Company in reaching a decision as to the accounting,  auditing or financial  reporting issue; or (ii) any matter that was either  the  subject  of a  disagreement,  as  that  term  is  defined  in  Item 304(a)(1)(iv)  of  Regulation  S-B and the related  instructions  to Item 304 of Regulation S-B.

AVAILABLE INFORMATION

         We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form SB-1 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at HTTP://WWW.SEC.GOV.

REPORTS TO STOCKHOLDERS

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS  PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors Paradigm Ventures Corp.

We have audited the accompanying balance sheet of Paradigm Ventures Corp. as of December 31, 2006, and December 31, 2005, and the related statements of operations, stockholders’ equity and cash flows as of December 31, 2006, December 31, 2005, and from inception May 3, 2005, through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Paradigm Ventures Corp. as of December 31, 2006 and December 31, 2005, and the results of its operations and its cash flows as of December 31, 2006, December 31, 2005, and from inception May 3, 2005, through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred a net loss of $15,569 as of December 31, 2006 and has not generated any revenues. This raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered

Moore & Associates Chartered Las Vegas, Nevada
May 22, 2007

PARADIGM VENTURES CORP
(An Exploration Stage Company)
Balance Sheet
Stated in U.S. Dollars
	As of December 31,
	2006	2005
ASSETS
Current Assets
Cash	$931	$8,809
Total Current Assets	931	8,809

Fixed Asstes
Total Fixed Assets	-	-
Total Assets	931	8,809

LIABILITIES
Current Liabilities
Accounts payable	-	859
Total Current Liabilities	-	859

Long term Liabilities	-	-
Total Liabilities	-	859

EQUITY
75,000,00 Shares Authorized, 10,000,000 Shares Issued at Founders, @ $0.00165 Per Share	10,000	10,000
Additional Paid-in Capital	6,500	6,500
Retained Earnings (Loss)	(15,569)	(8,550)
Total Stockholders Equity	931	7,950
TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$931	$8,809

The accompanying notes are an integral
part of these financial statements.

PARADIGM VENTURES CORP
(An Exploration Stage Company)
Income Statement
Stated in U.S. Dollars
	For the year ended December 31,		from inception (May 3, 2005) to December 31,
	2006	2005	2006
Revenue	$-	$-	$-

Expenses

Bank Charges	73	37	110
Recognition of an Imparement Loss (Mineral Claims)	-	5,502	5,502
Management Fees	2,458	2,152	4,610
Professional fees	4,488	859	5,347
Total Expenses	7,019	8,550	15,569

Net Income (Loss)	$(7,019)	$(8,550)	$(15,569)

Basic & Diluted (Loss) per Share	(0.000)	(0.000)	(0.001)

Weighted Average Number of Shares	10,000,000	10,000,000	10,000,000

The accompanying notes are an integral part of these financial statements.

PARADIGM VENTURES CORP
(An Exploration Stage Company)
Statement of Cash Flows
Stated in U.S. Dollars

	For the year ended December 31,		from inception (May 3, 2005) to December 31,
	2006	2005	2006
Cash Flow From Operating Activities
Net Income (Loss)	$(7,019)	$(8,550)	$(15,569)
Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
Accounts Payable	(859)	859	0
Net Cash from Operating Activities	(7,878)	(7,691)	(15,569)

Cash Flow From Investing Activities	-	-	-
Net Cash from Financing Activities	-	-	-

Cash Flow from Financing Activities
Shares Issued at Founders, @ $0.00165 Per Share	-	10,000	10,000
Additional Paid-in Capital	-	6,500	6,500
Net Cash from Investing Activities	-	16,500	16,500

Cash at Beginning of Period	8,809	-	-
Cash at end of Period	$931	$8,809	$931

Cash Paid For:
Interest	$-	$-	$-
Income Tax	$-	$-	$-

Non-Cash Activities
Shares issued in Lieu of Payment for Service	$-	$-	$-
Stock issued for accounts payable	$-	$-	$-
Stock issued for notes payable and interest	$-	$-	$-
Stock issued for convertible debentures and interest	$-	$-	$-
Convertible debentures issued for services	$-	$-	$-
Warrants issued	$-	$-	$-
Stock issued for penalty on default of convertible debentures	$-	$-	$-
Note payable issued for finance charges	$-	$-	$-
Forgiveness of note payable and accrued interest	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

PARADIGM VENTURES CORP
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS EQUITY
From Inception (May 3, 2005) to December 31, 2006
Stated in U.S. Dollars

				Deficit
				Accumulated
				During
	Common Stock		Paid in	Development	Total
	Shares	Amount	Capital	Stage	Equity
Shares issued to founders at $0.00165per share	10,000,000	$10,000	$6,500		$16,500

Net (Loss) for period				(8,550)	(8,550)
Balance, December 31, 2005	10,000,000	10,000	6,500	(8,550)	7,950

Net (Loss) for period				(7,019)	(7,019)
Balance, December 31, 2006	10,000,000	10,000	6,500	(15,569)	931

The accompanying notes are an integral part of these financial statements.

PARADIGM VENTURES CORP.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -	ORGANIZATION AND DESCRIPTION OF BUSINESS

Paradigm Ventures Corp. (“Paradigm” or the “Company”) was organized under the laws of the State of Nevada on May 3, 2005 to explore mineral properties in North America.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

b.Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, goods delivered, the contract price is fixed or determinable, and collectibility is reasonably assured.

c.   Income Taxes

The Company prepares its tax returns on the accrual basis.  The Company has elected to file its taxes as a Limited Liability Company, whereby its profits and losses are passed through to its members.  Accordingly, the Company does not pay or accrue income taxes.  Also, the Company does not record an asset for the value of its net operating loss carry forwards.

d.  Foreign currency translation

Foreign currency transactions are recorded at the rate of exchange on the date of the transaction. At the balance sheet date, monetary assets and liabilities denominated in foreign currencies are reported using the closing exchange rate. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction, as well as unrealized foreign exchange differences on unsettled foreign currency monetary assets and liabilities, are recognized in the income statement.

Unrealized exchange differences on non-monetary financial assets (investments in equity instruments) are a component of the change in their entire fair value. For a non-monetary financial asset unrealized exchange differences are recognized in the income statement. For non-monetary financial investments unrealized exchange differences are recorded directly in Equity until the asset is sold or becomes impaired.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e.   Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

f.Assets

The Company’s assets are composed of cash for $8,809 as of December 31, 2005 and $931as of December 31, 2006.

	As of December 31,
	2006	2005
ASSETS
Current Assets
Cash	$931	$8,809
Total Current Assets	931	8,809

Fixed Asstes
Total Fixed Assets	-	-
Total Assets	931	8,809
Mineral Property.

The Sheep Mountain prospect represents a disseminated, epithermal gold prospect with deeper replacement manto potential as well as porphyry copper and molybdenum potential.  The prospect contains 7 lode mining claims and is located in western Luna County, New Mexico, approximately 15 miles south of Gage, New Mexico in the Klondike Hills (Figure 1). The Klondike Hills are at the northern edge of the Cedar Mountain of southwestern New Mexico. The closest major inhabitation is the city of Deming, New Mexico 45 miles to the northeast. Rocks on the property consist of the Mississippian to Ordovician limestone, dolomites and shales and minor Tertiary felsic volcanics.  These rocks have been structurally deformed by both thrust and normal faults and altered and mineralized with heavy and precious metals.

A proposed work program includes prospecting, geological mapping and rock sampling, construction of a control grid, magnetometer and EM geophysical surveys, and trenching.  Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources. The anticipated costs of this development are presented in three results-contingent stages.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Phase I.  The Phase I program will be limited to defining drill targets for the Phase II program.  It is anticipated to cost approximately $14,000.  The following discussion gives a brief description of the Phase I program.

1. Additional mapping and sampling to confirm earlier sampling and to better target drill holes to test untested mineralized areas of the SMC claim block.

2. Perform close spaced geochemical soil sampling across the entire staked area. This type of sampling would collect samples from approximately 1-2 feet below the surface and have them tested for gold, silver, molybdenum antimony, mercury and arsenic.

The Quaternary gravel that covers the central portion of the prospect may limit the usefulness of conventional soil geochemistry but test grids will have to be surveyed, sampled and analyzed to determine its usefulness.  Quaternary refers to a geologic period following the Tertiary Age beginning 2 to 3 million years ago and extending to the present

Cost Estimates Phase I Program

Item	Estimated Cost
Soil Samples 150, average $30/Sample	$4,500
Rock samples 50 samples @ $30/ sample	1,500
Sampling supplies 200 samples @ $2.00/ sample	400
Geologist, 12 days @ $400/day	4,800
Per diem 12 days @ $100/day	1,200
Vehicle Mileage 2,000 @ $.50 / Mile	1,000
Miscellaneous and field supplies	600
Total Phase I Cost	$14,000

Phase II Program.

The Phase II program is estimated to cost approximately $53,000 and will involve the drill testing of strong rock and soil geochemical anomalies.  A geochemical anomaly refers to a concentration of one or more elements in rock, soil, sediment, vegetation, or water that is markedly higher or lower than background. In addition to testing the geochemical anomalies, geological mapping will generate other drill targets that may not be highly mineralized at the surface but will still warrant testing with several drill holes. These holes should be drilled to a depth of 300 to 400 feet or until the geological target has been intercepted.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cost Estimates Phase II Program

Item	Estimated Cost

Mineralized Outcrops and soil anomalies,
2 holes 400 ft. each /$25.00/ft	$20,000
Test Geological targets 2 holes 350 ft each./ $25.00/ft	17,500
Assaying, 200 samples $30	6,000
Geologist 28 days @ $400/ day	5,100
Per Diem 28 days @ $100/ day	1,400
Vehicle 5000 miles @$.50/mile	2,500
Miscellaneous	1,500
Total Phase II Cost	$53,000

g.   Income

Income represents all of the company’s revenue less all its expenses in the period incurred. The Company has no revenues as of December 31, 2005 and December 31, 2006 and has paid expenses for $15,569 during the same period from Inception to December 31, 2006. $8,550 for the fiscal year ended December 31, 2005 and $7,019 for the year ended December 31, 2006.

In accordance with FASB/ FAS 142 option 12, paragraph 11 “Intangible Assets Subject to Amortization”, a recognized intangible asset shall be amortized over its useful life to the reporting entity unless that life is determined to be indefinite. If an intangible asset has been has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. The method of amortization shall reflect the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. If that pattern cannot be reliable determined, a straight-line amortization method shall be used. An intangible asset shall not be written down or off in the period of acquisition unless it becomes impaired during that period.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

	For the year ended December 31,		from inception (May 3, 2005) to December 31,
	2006	2005	2006
Revenue	$-	$-	$-

Expenses

Bank Charges	73	37	110
Recognition of an Imparement Loss (Mineral Claims)	-	5,502	5,502
Management Fees	2,458	2,152	4,610
Professional fees	4,488	859	5,347
Total Expenses	7,019	8,550	15,569

Net Income (Loss)	$(7,019)	$(8,550)	$(15,569)

h.Basic Income (Loss) Per Share

In accordance with SFAS No. 128-“Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At December 31, 2005 and 2006, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	For the year ended December 31,		from inception (May 3, 2005) to December 31,
	2006	2005	2006
Net Income (Loss)	$(7,019)	$(8,550)	$(15,569)

Basic & Diluted (Loss) per Share	(0.000)	(0.000)	(0.001)

Weighted Average Number of Shares	10,000,000	10,000,000	10,000,000

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i.Cash and Cash Equivalents

For purposes of the statement of cash flows, the company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

	As of December 31,
	2006	2005
ASSETS
Current Assets
Cash	$931	$8,809
Total Current Assets	931	8,809

                    j.   Liabilities

                   Liabilities are made up of current liabilities.
                   Current liabilities include accounts payable of $859 as of December 31, 2005 and $0.00 as of December 31, 2006.

	As of December 31,
	2006	2005

LIABILITIES
Current Liabilities
Accounts payable	-	859
Total Current Liabilities	-	859

Long term Liabilities	-	-
Total Liabilities	-	859

Share Capital

a) Authorized:

75,000,000 common shares with a par value of $0.001

b) Issued:

As of December 31, 2006, there are Ten Million (10,000,000) shares issued and outstanding at a value of $0.00165 per share for a total of $16,500.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

There are no preferred shares outstanding.  The Company has issued no authorized preferred shares.

The Company has no stock option plan, warrants or other dilutive securities.

NOTE 3 -	GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has accumulated a loss and is new.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

As shown in the accompanying financial statements, the Company has incurred a net (loss) of ($15,8569) for the period from May 3, 2005 (inception) to December 31, 2006 and has not generated any revenues.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of acquisitions. Management has plans to seek additional capital through a private placement and public offering of its common stock.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

INTERM FINANCIALS AS OF SEPTEMBER 30, 2007

PARADIGM VENTURES CORP.
(An exploration stage company)
Balance Sheet

	As of	As of
	September 30, 2007	December 31, 2006
	Unaudited
ASSETS
Current Assets
Cash and Equivalents	$-	$931
Total Current Assets	$-	$931

Total Assets	$-	$931

LIABILITIES
Current Liabilities
Accounts Payable	$4,700	$-
Total Current Liabilities	$4,700	$-

Long term Liabilities	$1,834	$-

Total Liabilities	$6,534	$-

EQUITY
75,000,00 Common Shares Authorized, 10,000,000 Shares Issued and outstanding, par value of $0.001	$10,000	$10,000
Additional Paid-in Capital	$6,500	$6,500
Deficit Accumulated During the Exploration Stage	$(23,034)	$(15,569)
Total Stockholders Equity	$(6,534)	$931

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$-	$931

The accompanying notes are an integral part of these financial statements.

PARADIGM VENTURES CORP.
(An exploration stage company)
STATEMENT OF OPERTATIONS

	For the nine month period ended September 30,	For the nine month period ended September 30,	From inception (May 3, 2005) to September 30,
	2007	2006	2007
Revenue	$-	$-	$-

Expenses
Recognition of an Impairment Loss
Mineral Claims	$1,028	$-	$6,530
Accounting & Legal Fees	$4,500	$-	$9,110
Professional Fees	$1,937	$273	$7,394
Total Expenses	$7,465	$273	$23,034

Net Income (Loss)	$(7,465)	$(273)	$(23,034)

Basic & Diluted (Loss) per Share	$(0)	$(0)

Weighted Average Number of Shares	10,000,000	10,000,000

The accompanying notes are an integral part of these financial statements.

PARADIGM VENTURES CORP.
STATEMENT OF STOCKHOLDER’S EQUITY
(An exploration stage company)
  From Inception ( May 3, 2005) to September 30, 2007

				Deficit
				Accumulated
				During
	Common Stock		Paid in	Exploration	Total
	Shares	Amount	Capital	Stage	Equity
Shares issued to founders	10,000,000	$10,000	$6,500		$16,500

Net (Loss) for period				$(8,550)	$(8,550)
Balance, December 31, 2005	10,000,000	$10,000	$6,500	$(8,550)	$7,950

Net (Loss) for period				$(7,019)	$(7,019)
Balance, December 31, 2006	10,000,000	$10,000	$6,500	$(15,569)	$931

Net (Loss) for period				$(7,465)	$(7,465)
Balance, September 30, 2007	10,000,000	$10,000	$6,500	$(23,034)	$(6,534)

The accompanying notes are an integral part of these financial statements.

PARADIGM VENTURES CORP.
(An exploration stage company)
Statement of Cash Flows

	For the nine months ended September 30,	For the nine months ended September 30,
	2007	2006
Operating Activities
Net Income (Loss)	$(7,465)	$(273)
Accounts Payable	$5,631	$273
Net Cash from Operating Activities	$(1,834)	$-

Investing Activities	$-	$-
Net Cash from Financing Activities	$-	$-

Financing Activities
Common Shares Issued to Founders	$-	$-
Additional Paid-in Capital	$-	$-
Shareholder Loan	$1,834	$-
Net Cash from Investing Activities	$1,834	$-

Net Cash After Operating, Financial and Investing Activities.	$-	$-

Cash at Beginning of Period	$-	$-
Cash at end of Period	$-	$-

Cash Paid For:
Interest	$-	$-
Income Tax	$-	$-

Non-cash Activities
Stocks Issued for Service	$-	$-
Stocks Issued for Accounts Payable	$-	$-
Cancellation of Shares	$-	$-
Common Stock Issued in Satisfaction of Promissory Note	$-	$-
Deemed Interest Converted into Additional Paid in Capital	$-	$-
Related to Note Payment	$-	$-
Conversion of Preferred Shares into Common Shares	$-	$-
Conversion of Due to Related Party and Notes Payable into preferred Shares in Consolidated Equity	$-	$-

The accompanying notes are an integral  part of these financial statements.

PARADIGM VENTURES CORP.
(A Exploration Stage Company)
Notes to the Financials Statements
September 30, 2007

NOTE 1 -        ORGANIZATION AND DESCRIPTION OF BUSINESS

Paradigm Ventures Corp. was organized under the laws of the State of Nevada on May 3, 2005, to explore mining claims and property in the state of New Mexico.  We have staked out a prospect that contains 7 lode mining claims located in Luna County, New Mexico. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”.

NOTE 2 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.   Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

b.   Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, goods delivered, the contract price is fixed or determinable, and collectability is reasonably assured.

c.   Income Taxes

The Company prepares its tax returns on the accrual basis.  The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”).  Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

d.   Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

e.   Assets

The Company holds no assets as of September 30, 2007.

PARADIGM VENTURES CORP.
(A Exploration Stage Company)
Notes to the Financials Statements
September 30, 2007

NOTE 2 -        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

As of
September 30, 2007
Unaudited
ASSETS
Current Assets
Cash and Equivalents	$-
Total Current Assets	$-

Total Assets	$-

Mineral Property

The Sheep Mountain prospect represents a disseminated, epithermal gold prospect with deeper replacement manto potential as well as porphyry copper and molybdenum potential.  The prospect contains 7 lode mining claims and is located in western Luna County, New Mexico, approximately 15 miles south of Gage, New Mexico in the Klondike Hills (Figure 1). The Klondike Hills are at the northern edge of the Cedar Mountain of southwestern New Mexico. The closest major inhabitation is the city of Deming, New Mexico 45 miles to the northeast. Rocks on the property consist of the Mississippian to Ordovician limestone, dolomites and shales and minor Tertiary felsic volcanics.  These rocks have been structurally deformed by both thrust and normal faults and altered and mineralized with heavy and precious metals.

A proposed work program includes prospecting, geological mapping and rock sampling, construction of a control grid, magnetometer and EM geophysical surveys, and trenching.  Based on a compilation of these results, a diamond drill program would be designed to explore and define the potential resources. The anticipated costs of this development are presented in three results-contingent stages.

Phase I.  The Phase I program will be limited to defining drill targets for the Phase II program.  It is anticipated to cost approximately $14,000.  The following discussion gives a brief description of the Phase I program.

1. Additional mapping and sampling to confirm earlier sampling and to better target drill holes to test untested mineralized areas of the SMC claim block.

2. Perform close spaced geochemical soil sampling across the entire staked area. This type of sampling would collect samples from approximately 1-2 feet below the surface and have them tested for gold, silver, molybdenum antimony, mercury and arsenic.

The Quaternary gravel that covers the central portion of the prospect may limit the usefulness of conventional soil geochemistry but test grids will have to be surveyed, sampled and analyzed to determine its usefulness.  Quaternary refers to a geologic period following the Tertiary Age beginning 2 to 3 million years ago and extending to the present

Phase II Program.  The Phase II program is estimated to cost approximately $53,000 and will involve the drill testing of strong rock and soil geochemical anomalies.  A geochemical anomaly refers to a concentration of one or more elements in rock, soil, sediment, vegetation, or water that is markedly higher or lower than background. In addition to testing the geochemical anomalies, geological mapping will generate other drill targets that may not be highly mineralized at the surface but will still warrant testing with several drill holes. These holes should be drilled to a depth of 300 to 400 feet or until the geological target has been intercepted.

e.   Income

Income represents all of the company’s revenue less all its expenses in the period incurred. The Company has no revenues up to September 30, 2007, and has paid expenses for $23,034 from inception to September 30, 2007, $9,110 representing accounting and legal fees, $7,394 in professional fees and $6,530 in recognition of an impairment loss for the mineral claims.

In accordance with FASB/ FAS 142 option 12, paragraph 11 “Intangible Assets Subject to Amortization”, a recognized intangible asset shall be amortized over its useful life to the reporting entity unless that life is determined to be indefinite. If an intangible asset has been has a finite useful life, but the precise length of that life is not known, that intangible asset shall be amortized over the best estimate of its useful life. The method of amortization shall reflect the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. If that pattern cannot be reliable determined, a straight-line amortization method shall be used. An intangible asset shall not be written down or off in the period of acquisition unless it becomes impaired during that period.

	For the nine month period ended September 30,	For the nine month period ended September 30,	From inception (May 3, 2005) to September 30,
	2007	2006	2007
Revenue	0	0	0

Expenses
Recognition of an Impairment Loss
Mineral Claims	1,028	0	6,530
Accounting & Legal Fees	4,500	0	9,110
Professional Fees	1,937	273	7,394
Total Expenses	7,465	273	23,034

Net Income (Loss)	(7,465)	(273)	(23,034)

Basic & Diluted (Loss) per Share	(0.001)	(0.000)

Weighted Average Number of Shares	10,000,000	10,000,000

e.   Basic Income (Loss) Per Share

In accordance with SFAS No. 128-“Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At September 30, 2007, the Company has no stock equivalents that were anti-dilutive and excluded in the earnings per share computation.

	For the nine month period ended September 30,	For the nine month period ended September 30,	From inception (May 3, 2005) to September 30,
	2007	2006	2007

Net Income (Loss)	(7,465)	(273)	(23,034)

Basic & Diluted (Loss) per Share	(0.001)	(0.000)

Weighted Average Number of Shares	10,000,000	10,000,000

i.    Cash and Cash Equivalents

For purposes of the statement of cash flows, the company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

Cash and equivalents                                                                                           $0.00

j.    Liabilities

The company holds accounts payable of $4,700 as of September 30, 2007.

k.   Share Capital

a) Authorized:

75,000,000 common shares with a par value of $0.001

b) Issued:

As of September 30, 2007 the number of issued outstanding common shares was 10,000,000.

The Company has no stock option plan, warrants or other dilutive securities.

NOTE 3 -        GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. However, the Company has accumulated a loss and is new.  This raises substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from this uncertainty.

As shown in the accompanying financial statements, the Company has incurred an accumulated deficit of $7,465 for the nine-month period ending September 30, 2007 and has not generated any revenues.  The future of the Company is dependent upon its ability to obtain financing and upon future profitable operations from the development of acquisitions. Management has plans to seek additional capital through a private placement and public offering of its common stock.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

   No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this prospectus. If given or made, such other information or representation, must not be relied upon as having been authorized by the Company or by any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

DEALER PROSPECTUS DELIVERY OBLIGATION

         Until __________________ (90th day after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section  78.7502 of the Nevada Revised  Statutes and Article VII of our Articles of  Incorporation  permit us to  indemnify  our  officers and directors  and certain other  persons against expenses in defense of a suit to which  they  are  parties  by  reason  of such  office,  so long as the persons conducted  themselves  in good faith and the persons  reasonably  believed  that their  conduct was in our best  interests  or not opposed to our best  interests and, with respect to any criminal action or proceeding,  had no reasonable cause to  believe  their  conduct  was   unlawful.   See our  Articles  of Incorporation   filed   as   Exhibit   2.1  to  this   registration   statement.

Indemnification is not permitted in connection with a proceeding by us or in our right  in  which  the  officer  or  director  was  adjudged  liable  to us or in connection  with any other  proceeding  charging  that the  officer or  director derived an improper  personal  benefit,  whether or not  involving  action in an official capacity.

ITEM 2.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses to be paid by us in connection with the securities being registered are as follows:

AMOUNT
Securities and Exchange Commission Registration Fee	$2
Accounting Fees and Expenses	3,000
Legal Fees and Expenses	6,500
Transfer Agent and Registrar Fees and Expenses	250
Printing Expenses	200
Miscellaneous Expenses	48
Total	$10,000	*

*Estimated amount

ITEM 3.  UNDERTAKINGS.

         The Company hereby undertakes to:

         1)     File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                i)     Include any prospectus required  by  section  10(a)(3) of the Securities Act; and

                ii)    Reflect  in  the  prospectus  any  facts or events which, individually  or  together,  represent  a  fundamental  change  in  the information in the  registration  statement;  and  notwithstanding  the foregoing,  any  increase or decrease in volume of  securities  offered (if the total dollar value of securities offered  would not exceed that which was registered) and any deviation from the low or high end of estimated  maximum  offering  range  may  be  reflected  in the form of prospectus filed with the  Commission pursuant  to  Rule 424(b)) if, in the aggregate,  the  changes in  the volume and price represent no more than a 20% change in the maximum aggregate  offering price set forth in the "Calculation  of  Registration  Fee"  table   in   the   effective registration statement; and

                iii)   Include any additional or changed material information on the plan of distribution.

         2)     For  determining  liability under the Securities Act, treat each post-effective  amendment as  a  new  registration statement  of the  securities offered, and the offering of the securities at that time to be the  initial bona fide offering.

         3)     File  a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors,  officers and controlling persons of the small business  issuer pursuant to the foregoing  provisions,  or otherwise,  we have been  advised  that in the  opinion  of the  Securities  and Exchange Commission such  indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other  than the  payment  by us of  expenses  incurred  or paid by a  director, officer or controlling  person of the Company in the successful  defense of any  action,  suit or  proceeding)  is  asserted  by such  director,  officer or controlling person in connection with the securities being registered,  we will, unless in the opinion of our counsel the matter has been settled by  controlling precedent,  submit to a court of appropriate  jurisdiction  the question whether such  indemnification  by us is  against  public  policy  as  expressed  in  the Securities Act and will be governed by the final adjudication of such issue.

ITEM 4.  UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR.

The Company sold 10,000,000  shares of its common  stock in 2003 to Scott Cabianca for cash  consideration  of  $16,500.00.  The Company relied upon the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  Mr. Cabianca was deemed to be sophisticated with regard to an investment in the registrant.  No underwriters were used.

ITEM 5.  INDEX TO EXHIBITS.

REGULATION S-B NUMBER	EXHIBIT

3.1	Articles of Incorporation**

3.2	Bylaws**

5.1	Consent and Opinion of Legal Consent, Aaron D. McGeary, dated August 21, 2007*

10.1	Acquisition and Evaluation Report dated May 26, 2005**

10.2	Loan commitment letter from Scott Cabianca dated June 1, 2005**

16.1	Copy of the letter furnished to the Company by Mark Shelly, CPA* , dated August 21, 2007.*

23.1	Consent of Auditor, MOORE & ASSOCIATES, Chartered, datedAugust 21, 2007*

*Filed Herein
**Incorporated by reference to Company’s registration statement on Form SB-1, filed with the Securities Commission on April 21, 2006.

ITEM 6.  DESCRIPTION OF EXHIBITS.

See Item 5 above.

   SIGNATURES

In accordance with the  requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the  requirements  of filing on Form SB-1 and  authorized  this  registration statement  to be  signed  on its  behalf  by the  undersigned,  in the  city  of Vancouver, province of British Columbia, on  October 24, 2007.

PARADIGM VENTURES CORP.

By:	/s/ SCOTT CABIANCA
Scott Cabianca, President

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ SCOTT CABIANCA	President, Secretary, Treasurer	February 26, 2008
Scott Cabianca	and director (principal executive,
financial and accounting officer)

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